Exhibit 10.15

                              Management Bonus Plan

         EFTC Corporation (the "Company") has established a Management Bonus Plan. The Compensation Committee of the Board of Directors (the "Committee") of the Company has established that, for 1999, in accordance with the Company's executive compensation policies, a bonus plan based on achieving certain performance levels will provide an incentive to executives to enhance the financial performance of the Company. The 1998 Bonus Plan provided for the President of Manufacturing, the Senior Vice President of Sales, the Chief Executive Officer, the Chief Financial Officer, the Chief Administrative Officer and the Chief Information Officer with the opportunity to receive cash bonuses if the Company achieves certain performance levels as determined by the Committee.


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